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                                                                    EXHIBIT 5.1



                         OPINION OF ATLAS PEARLMAN, P.A.
                          CONCERNING LEGALITY OF SHARES
                          BEING REGISTERED PURSUANT TO
                           THE REGISTRATION STATEMENT

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                              ATLAS PEARLMAN, P.A.
                     300 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301
                               Tel: (954) 766-1200


                                  June 15, 2000


Vitech America, Inc.
2190 N.W. 89th Place
Miami, Florida 33172

         RE: REGISTRATION STATEMENT ON FORM S-1, FILE NO. 333-36018, VITECH AMERICA, INC. (THE "COMPANY") 5,521,201 SHARES OF COMMON STOCK

Gentlemen:

         We refer to the Registration Statement (the "Registration Statement") filed by Vitech America, Inc., a Florida corporation, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), in connection with the public offering of 4,166,667 shares of Common Stock, no par value per share, as set forth in the above Registration Statement including up to 625,000 shares of Common Stock issuable in connection with underwriters' over allotment option and 441,696 shares issuable upon exercise of the Representative's Warrants (the "Shares").

         In our capacity as counsel to the Company, we have examined the original or certified copies of all such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

         Based upon the foregoing, it is our opinion that:

                  i. The Company is a corporation duly organized and validly existing under the laws of the State of Florida.

                  i. When (1) the Registration Statement has become effective under the Act; (2) the Shares have been issued and sold as contemplated in the Registration Statement and the Underwriting Agreement referred to therein, and (3) the Shares have been duly executed, delivered and paid for, such Shares will be legally issued, fully paid and non-assessable.

         Members of this firm own 14,430 Shares of the Company's Common Stock.

         We hereby consent to filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name under "Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                       Very truly yours,

                                       ATLAS PEARLMAN, P.A.

                                       /s/ ATLAS PEARLMAN, P.A.
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